Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS

AVON, Conn. — February 29, 2008 — Magellan Health Services, Inc. (Nasdaq:MGLN) today reported operating results for the fourth quarter and fiscal year 2007.

Financial Results

For the fiscal year ended December 31, 2007, the Company reported net revenue of $2.2 billion and net income of $94.2 million, or $2.36 per diluted common share.  For the prior year, net revenue was $1.7 billion and net income was $86.3 million, or $2.23 per diluted common share. For 2007, the Company’s segment profit (which represents income from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest) was $223.3 million, compared with $216.3 million in the prior year.

For the fourth quarter of 2007, the Company reported net revenue of $658.0 million, compared with $461.3 million in the prior year fourth quarter. Net income in the quarter was $31.3 million, or $0.78 per diluted common share, compared with $22.5 million, or $0.58 per diluted common share in the fourth quarter of 2006. Segment profit for the fourth quarter was $66.2 million, compared with $62.3 million in the prior year quarter.

See the attached tables detailing the Company’s operating results, including results by segment.

The Company ended the quarter with unrestricted cash and investments of $353.6 million. Cash flow from operations for 2007 was $194.6 million compared with $197.0 million for the prior year period.

René Lerer, M.D., president and chief executive officer, said, “I am pleased to be starting my tenure as CEO on the heels of a very good year for the Company overall. Our results reflect particular success in two of our high-growth segments — public sector behavioral health and radiology benefits management. We won and successfully implemented the Maricopa contract, the nation’s largest public sector behavioral contract, and implemented our first two risk contracts for our radiology benefits management business. The simultaneous implementation of these contracts is an accomplishment that speaks to our expertise in managing large-scale transitions and to the dedication of Magellan employees to ensuring clinical and service excellence for all of our stakeholders. I am particularly proud to be leading an organization that exemplifies such a can-do spirit and commitment to quality.”

Commenting on segment performance, Mark S. Demilio, chief financial officer, said, “Our behavioral health line of business again delivered strong financial results, with all three segments performing favorably. Our specialty pharmaceutical management business results for the fourth quarter were in line with our expectations.”

“Results for our radiology benefits management segment for the year also were in line with our expectations.” Demilio continued. “In the fourth quarter, we recorded $1.7 million of unfavorable care development and $1.3 million of unfavorable contractual adjustments in this segment that related to the third quarter. With more claims payment experience since the end of the third quarter, we now believe that care in this segment is running slightly above the middle of our range of estimates rather than at the low end of that range, but we feel confident that we now have seen enough claims completion experience in this new business to properly assess the care costs. We are pleased with the progression of this business and are maintaining our 2008 guidance for this segment.”

Outlook

The Company reiterated that, for fiscal 2008, it expects to generate net revenue in the range of $2.53 billion to $2.66 billion; net income in the range of $77 million to $96 million; and segment profit in the range of $200 million to $220 million. These results are expected to yield earnings per share in the range of $1.88 to $2.34 on a diluted basis.

“In 2008, our focus will be on capitalizing on the positive momentum we generated in 2007 to generate growth in each of our business lines while continuing to execute well on our existing business,” Lerer said. “In the behavioral arena, we look forward in particular to being competitive in the TennCare procurement through our collaboration with Coventry HealthCare and in shifting our primary focus in Maricopa from contract start-up activities to further achieving the goals the State set out for the program. In radiology and specialty pharmacy, our attention is on growth through ramped-up marketing and sales activity. We are actively pursuing new risk radiology contracts and refocusing efforts in specialty pharmacy on our traditional sales generator, the rebate business.”

“As I settle into the role of CEO, I will be working with Mark and the rest of the management team to consider key next steps for the organization as a whole and its strategy. As I said earlier this week, my transition to CEO is a natural point at which to step back and assess where the Company has been and where it is going in its development. I am backed by a strong management team and thousands of committed employees who are driven to provide value to our customers and high quality service to our members and providers. This team is well-positioned to deliver continued success as we enter 2008.”

Earnings Results Conference Call

Management will discuss the Company’s financial results during a conference call beginning at 8:30 a.m. Eastern time today, February 29, 2008.  To participate in the conference call, interested parties should call 1-888-390-4698 and reference the passcode Fourth Quarter Earnings approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available for one week following the call. The call-in numbers for the replay are 1-800-294-0344 and 1-402-220-9747 (from outside the U.S.).

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization, managing behavioral health, radiology benefits and specialty pharmaceuticals for government agencies, health plans and corporations.

2

Cautionary Statement:  Certain of the statements made in this press release including, without limitation, statements regarding the Company’s outlook for 2008 net revenue, net income, segment profit and earnings per share, the TennCare contract procurement, the public sector behavioral business in Maricopa County, Arizona, growth in the radiology benefits management and specialty pharmacy segments, and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) risk concerning the possible election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on the Company’s ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors. Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled “Risk Factors” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission today and posted on the Company’s Web site. Segment profit information referred to in this press release may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors, will be included in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2007.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007 (1)	2006	2007 (1)
	(unaudited)	(unaudited)

Net revenue	$461,254	$658,005	$1,690,270	$2,155,953

Cost and expenses:
Cost of care	276,634	452,058	1,081,080	1,409,103
Cost of goods sold	26,597	41,533	41,809	149,585
Direct service costs and other operating expenses (2)	108,651	105,521	385,478	404,003
Equity in earnings of unconsolidated subsidiaries	—	—	(390)	—
Depreciation and amortization	13,776	15,974	48,862	57,524
Interest expense	1,795	1,359	7,292	6,386
Interest income	(4,210)	(6,696)	(17,628)	(23,836)
Gain on sale of assets	—	—	(5,148)	—
	423,243	609,749	1,541,355	2,002,765

Income from continuing operations before income taxes and minority interest	38,011	48,256	148,915	153,188
Provision for income taxes	15,526	16,739	62,695	58,669
Income from continuing operations before minority interest	22,485	31,517	86,220	94,519
Minority interest, net	(2)	216	(42)	361
Net income	22,487	31,301	86,262	94,158
Other comprehensive income (loss)	47	(9)	609	31
Comprehensive income	$22,534	$31,292	$86,871	$94,189

Weighted average number of common shares outstanding — basic	37,144	39,485	36,986	38,942
Weighted average number of common shares outstanding — diluted	38,762	40,380	38,621	39,837

Net income per common share — basic	$0.61	$0.79	$2.33	$2.42

Net income per common share — diluted	$0.58	$0.78	$2.23	$2.36

(1)

For a more detailed discussion of Magellan’s results for the year ended December 31, 2007, refer to the Company’s Annual Report on Form 10-K which will be filed with the SEC on February 29, 2008, and the live broadcast or taped replay of the Company’s earnings conference  call on February 29, 2008, which will be available at www.MagellanHealth.com.

(2)

Includes stock compensation expense of $12,958 and $7,332 for the three months ended December 31, 2006 and 2007, respectively, and $33,991 and $29,994 for the years ended December 31, 2006 and 2007, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2007

Cash flows from operating activities:
Net income	$86,262	$94,158

Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of assets	(5,148)	—
Depreciation and amortization	48,862	57,524
Equity in earnings of unconsolidated subsidiaries	(390)	—
Non-cash interest expense	1,389	2,681
Non-cash stock compensation expense	33,991	29,994
Non-cash income tax expense	57,487	38,677
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses
Restricted cash	8,941	(111,731)
Accounts receivable, net	128	2,707
Other assets	(4,365)	(5,233)
Accounts payable and accrued liabilities	(8,062)	15,056
Medical claims payable and other medical liabilities	(23,155)	69,824
Other	1,024	906
Net cash provided by operating activities	196,964	194,563

Cash flows from investing activities:
Capital expenditures	(25,477)	(47,553)
Acquisitions and investments in businesses, net of cash acquired	(283,005)	(17,790)
Proceeds from sale of assets	22,200	—
Purchase of investments	(69,807)	(133,643)
Maturity of investments	254,397	134,367
Proceeds from note receivable	3,000	—
Net cash used in investing activities	(98,692)	(64,619)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(25,202)	(27,855)
Proceeds from exercise of stock options and warrants	9,628	32,403
Tax benefit from exercise of stock options	—	14,357
Other	—	(214)
Net cash (used in) provided by financing activities	(15,574)	18,691
Net increase in cash and cash equivalents	82,698	148,635
Cash and cash equivalents at beginning of period	81,039	163,737
Cash and cash equivalents at end of period	$163,737	$312,372

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except membership amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(unaudited)	(unaudited)
Net revenue
— Health Plan	$174,374	$162,444	$656,022	$658,384
— Employer	31,430	31,829	128,746	126,149
— Public Sector	210,106	345,136	808,657	1,020,839
— Radiology Benefits Management	10,811	68,995	41,617	170,240
— Specialty Pharmaceutical Management	34,533	49,601	55,228	180,341
Total revenue	461,254	658,005	1,690,270	2,155,953

Cost of care
— Health Plan	91,544	86,588	363,121	365,144
— Employer	7,003	6,799	28,945	27,181
— Public Sector	178,087	304,143	689,014	902,594
— Radiology Benefits Management	—	54,528	—	114,184
Total cost of care	276,634	452,058	1,081,080	1,409,103

Cost of goods sold — Specialty Pharmaceutical Management	26,597	41,533	41,809	149,585

Direct service costs
— Health Plan	27,812	24,040	105,981	99,516
— Employer	16,844	16,716	67,723	64,284
— Public Sector	10,052	16,907	36,321	51,922
— Radiology Benefits Management	13,376	12,521	40,136	48,841
— Specialty Pharmaceutical Management	4,806	5,796	7,437	21,529
Total direct services costs	72,890	75,980	257,598	286,092

Other operating expenses — Corporate & Other	35,761	29,541	127,880	117,911

Equity in earnings of unconsolidated subsidiaries— Health Plan	—	—	(390)	—

Stock compensation expense (1)
— Health Plan	(356)	(485)	(1,313)	(1,837)
— Employer	(36)	(97)	(282)	(440)
— Public Sector	(44)	(402)	(647)	(1,172)
— Radiology Benefits Management	(2,852)	(38)	(3,739)	(1,708)
— Specialty Pharmaceutical Management	(2,269)	(2,286)	(3,577)	(8,769)
— Corporate & Other	(7,401)	(4,024)	(24,433)	(16,068)
Total stock compensation expense	(12,958)	(7,332)	(33,991)	(29,994)

Segment profit (loss)
— Health Plan	55,374	52,301	188,623	195,561
— Employer	7,619	8,411	32,360	35,124
— Public Sector	22,011	24,488	83,969	67,495
— Radiology Benefits Management	287	1,984	5,220	8,923
— Specialty Pharmaceutical Management	5,399	4,558	9,559	17,996
— Corporate & Other	(28,360)	(25,517)	(103,447)	(101,843)
Total segment profit	$62,330	$66,225	$216,284	$223,256

Reconciliation of segment profit to income from continuing operations before income taxes and minority interest:
Segment profit	$62,330	$66,225	$216,284	$223,256
Stock compensation expense	(12,958)	(7,332)	(33,991)	(29,994)
Depreciation and amortization	(13,776)	(15,974)	(48,862)	(57,524)
Interest expense	(1,795)	(1,359)	(7,292)	(6,386)
Interest income	4,210	6,696	17,628	23,836
Gain on sale of assets	—	—	5,148	—
Income from continuing operations before income taxes and minority interest	$38,011	$48,256	$148,915	$153,188

Membership
— Health Plan				26.5
— Employer				14.2
— Public Sector				2.3
— Radiology Benefits Management				21.3
Total membership				64.3

(1)

Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.